Exhibit 99.1

                                 Press Release
                                October 15, 2003

                          Florida Community Banks, Inc.
                             Third Quarter Earnings

     Florida Community Banks, Inc. reported that unaudited net income increased 32% for the third quarter of 2003 compared to the same period in 2002. Net income was $2.0 million ($.62 per diluted share) for the third quarter of 2003 compared to $1.5 million ($.48 per diluted share) in the third quarter of 2002. The Company also reported that unaudited net income increased 30% for the first nine months of 2003 compared to 2002. Net income was $6.1 million ($1.94 per diluted share) for the nine months ended September 30, 2003 compared to $4.7 million ($1.50 per diluted share) during the same period in 2002.

     In light of the favorable earnings performance, the Company announced the declaration of a $.25 per share cash dividend payable November, 17, 2003 to shareholders of record on November 3, 2003. The Company also announced a 1.2 for 1 stock split on December 1, 2003 to shareholders of record November 3, 2003.

     Non-performing assets have increased to $17.6 million at September 30, 2003 compared to $10.4 million one year ago. The increase is a reflection of the economic slowdown of both SW Florida and the country as a whole. In response, the Company has increased the loan loss reserves to in excess of 1.8% of loans. The fact that almost all of the non-performing loans are adequately secured by real estate collateral supports management's opinion that, even if the economy deteriorates further, the Company's loan loss reserves are adequate.

     Florida Community Banks, Inc. is a $503 million commercial bank holding company, which specializes in commercial lending. In June the Company opened its ninth full service banking facility, located on Golden Gate Parkway in Naples. Florida Community Banks, Inc. has been serving SW Florida for 80 years, with offices in Hendry, Collier, Lee, and Charlotte counties. The Company's 3,123,316 shares of outstanding stock are owned by more than 900 shareholders predominantly residing in the four counties served by the company. Florida Community Banks, Inc. corporate headquarters is located in Immokalee, Florida.